UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

comScore, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(Address of principal executive offices, including zip code)

(703) 438-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

comScore, Inc. (the “Company”) was notified by a Nasdaq Hearings Panel (the “Panel”) on October 25, 2016, that the Panel granted the Company’s request to remain listed on The Nasdaq Global Select Market until February 23, 2017 in order to regain compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”).

As previously disclosed, the Company received a delisting determination letter from the Nasdaq Listing Qualifications Department staff (the “Staff”) on September 1, 2016 notifying the Company that, since the Company had not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, respectively, (together, the “Reports”) by August 29, 2016, the deadline by which the Company was to file all Reports pursuant to a compliance period provided by the Staff, the Company’s common stock was subject to immediate delisting from The Nasdaq Global Select Market unless the Company requested a hearing with the Panel.

The Company timely requested a hearing before the Panel to present a plan to regain compliance with the Rule. Following such hearing, the Panel determined to continue the Company’s listing pursuant to an exception to Nasdaq’s filing requirement through February 23, 2017, which represents the maximum amount of discretion available to the Panel under the Nasdaq Listing Rules. The Panel’s decision requires the Company to inform the Panel by February 23, 2017 that the Company has filed all Reports. The Panel decision also requires the Company to notify the Panel immediately in the event that it is determined that the Company will not satisfy the February 23, 2017 deadline, should an event occur that would substantially jeopardize comScore’s ability to meet that date or if any other significant events occur before February 23, 2017. While the Company is working as expeditiously as possible to regain compliance with Nasdaq’s filing requirement by February 23, 2017, no assurances can be provided that the Company will be able to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Christiana L. Lin
Christiana L. Lin EVP, General Counsel and Chief Privacy Officer

Date: November 14, 2016